Exhibit 99.1

SOURCE: HKN, Inc.

Jun 06, 2007 09:30 ET

HKN, Inc. Reports Change of Name From Harken Energy Corporation and Approval of Reverse Stock Split

DALLAS, TX—(Marketwire - June 6, 2007) - HKN, Inc. (AMEX: HKN) today reported that its corporate name was officially changed from Harken Energy Corporation and that a one for 22.4 reverse split of its outstanding common stock became effective as of the opening of trading on June 6, 2007. The Company’s common stock symbol on the American Stock Exchange has changed from “HEC” to “HKN.” The changes were approved by the Company’s stockholders at their annual meeting held on June 4, 2007.

The Company effected the corporate name change to better reflect the evolution and present scope of its business, as well as to evidence the Company’s efforts during the last three years to reorganize and simplify its balance sheet, streamline its financial and capital structure and to allow a revitalized approach to its operations.

The Company pursued the reverse split in order to increase the per share trading price of its common stock and to thereby appeal to a broader range of investors and potentially improve trading liquidity. The Company also believes the reverse split will enhance its compliance with stock exchange listing requirements. As a result of the reverse stock split, the Company’s outstanding common stock has decreased from approximately 220.4 million to approximately 9.8 million shares. The Company did not issue any fractional shares of its common stock as a result of the reverse split. Stockholders that would otherwise have been entitled to fractional shares in connection with the reverse split will receive a cash payment equal to the same fraction of the closing price of a share of common stock on June 5, 2007.

The Company’s transfer agent, American Stock Transfer and Trust Company, will send stockholders of record a Letter of Transmittal to effect the exchange of existing stock certificates for new shares representing post-reverse split adjusted shares and with the new corporate name. Stockholders are requested not to send any stock certificates prior to receiving this Letter of Transmittal.

HKN, Inc. is directly engaged in the energy industry through oil and gas exploration, exploitation, development and production activities. HKN, Inc. is engaged indirectly in the energy industry through the management of investments in energy industry securities on domestic and international security exchanges. Additional information may be found at its corporate web site, www.hkninc.com. Please e-mail all investor inquiries to HKNinquiries@ctaintegrated.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of the Company to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K filed on February 28, 2007. The Company undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For Further Information Contact:
Investor Relations
817-424-2424
Email Contact
http://www.hkninc.com